IntelGenx and Tetra Bio-Pharma Announce the Signing of a
Term Sheet for the Development and Commercialization of a
Dronabinol XL Tablet

Saint-Laurent, Canada – February 9, 2017 – IntelGenx Corp. (“IntelGenx”), (TSXV: IGX) (OTCQX: IGXT) and Tetra Bio-Pharma Inc. (“Tetra”) (CSE: TBP) (OTCPINK: GRPOF), today announced the signing of a binding term sheet for the development and commercialization of a drug product containing dronabinol. Under the binding term sheet, Tetra will have exclusive rights to sell the product in North America with a right of first negotiation for outside the U.S. and Canada. The U.S. cancer pain market is expected to reach $5 billion in 2018.

Per the Binding Term Sheet, Tetra will make a non-refundable exclusive negotiation payment to IntelGenx, an upfront payment along with set milestone payments based on the completion of an efficacy study, approvals from FDA and Health Canada and launching of the product.

IntelGenx will be responsible for the research and development of the Product, including clinical studies and will develop the product as an oral mucoadhesive tablet based on its proprietary AdVersa® controlled-release technology Tetra will be responsible for funding the product development, and will own and control all regulatory approvals, including the application and any other marketing authorizations. Tetra will also be responsible for all aspects of commercializing the drug product.

“We are pleased to partner with Tetra BioPharma to enter the lucrative cannabis market,” said Dr. Horst G. Zerbe, President and CEO of IntelGenx. “We will work with Tetra to bring this much needed THC product to North American cancer patients suffering from anorexia and chemotherapy-related pain. This announcement is a further testament to the strength of IntelGenx’ scientists who continue to execute the development of innovative products using our advanced oral delivery platforms.”

PhytoPain Phama Inc., a subsidiary of Tetra will be submitting a request for a Type B pre-IND meeting with the Division of Anesthesia, Analgesia, and Addiction Products (DAAAP), Center for Drug Evaluation and Research (CDER), USA Food and Drug Administration (FDA) to discuss the marketing requirements for Dronabinol AdVersa® Mucoadhesive tablet product. Tetra intends on developing Dronabinol AdVersa® Mucoadhesive tablet as an analgesic for the management of Breakthrough Cancer Pain. Once the safety and efficacy is demonstrated in patients, this drug product will be eligible for approval under the 505(b)(2) New Drug Application (NDA) path commented Dr. Guy Chamberland, Chief Scientific Officer and Regulatory Affairs. The 505(b)(2) pathway represents a significant reduction in time and cost to market commented Dr. Chamberland. He added that the company will also be meeting with the Therapeutic Product Directorate, Health Canada to discuss the clinical development and marketing requirements.

Dr. Chamberland further commented that there are many clinical problems associated with the use of currently available form of Dronabinol in patients with anorexia and cancer chemotherapy. It has been demonstrated that psychoactive drugs exert their euphoria, and other psychoactive effects, when the blood levels of the drug rapidly increase. The pharmacokinetic profile of THC and its metabolite significantly affect the abuse potential of Dronabinol. The significant advantage of the Mucoadhesive technology is the controlled-release of THC resulting in a longer time release of the drug avoiding a rapid increase in the blood. There is also an improved bioavailability and potentially reduce gastro-intestinal side effects making the sustained-release THC product a promising alternative in the battle for the reduction of opioids in patients with chronic pain.

About Tetra Bio Pharma:
Tetra Bio Pharma is a multi subsidiary publicly traded company (CSE: TBP) (OTCPINK: GRPOF) engaged in the development of Bio Pharmaceuticals and Natural Health Products containing Cannabis and other medicinal plant based elements.

Tetra Bio Pharma is focused on combining the traditional methods of medicinal cannabis use with the supporting scientific validation and safety data required for inclusion into the existing bio pharma industry by regulators physicians and insurance companies. More information is available about the company at: www.tetrabiopharma.com.

About IntelGenx:
IntelGenx is a leading oral drug delivery company primarily focused on the development and manufacturing of innovative pharmaceutical oral films based on its proprietary VersaFilmTM technology platform. Established in 2003, the Montreal-based company is listed on the TSX-V and OTC-QX.

IntelGenx highly skilled team provides comprehensive pharmaceutical~~s~~ services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx state-of-the art manufacturing facility, established for the VersaFilmTM technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to our clients. More information is available about the company at: www.intelgenx.com.

Forward Looking Statements:
This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange), nor the OTCQX accepts responsibility for the adequacy or accuracy of this release.

Source: IntelGenx Technologies Corp.

For more information, please contact:
Edward Miller
Director, IR and Corporate Communications
IntelGenx Corp.
T: +1 514-331-7440 (ext. 217)
edward@intelgenx.com